[RCLE Letterhead]
February 20, 2011

Advanced Ventures Corporation

Advanced Ventures Corporation is interested in engaging Mr. Eyal Artsiely, as a sub-contractor for the design and manufacture of a prototype product which is based on the US patent known as "One Piece Catheter" US patent no. 6,743,209 (the "Patent") as will be specified in the requirement document supplied Advanced Ventures Corporation.

This proposal presents an offer to perform the project required and to serve as a basis for further engagements.

Development Process

Deliverables

Eyal Artsiely will provide Advanced Ventures Corporation with an initial prototype design and an initial prototype which will be manufactured in accordance with the Patent.

Timetables & Pricing

Schedule

Following is a detailed schedule for the project, including milestones for monitoring the advance of the work. All times are in weeks from the approval date:

Description and milestone
Advanced Ventures Corporation issues a PO and work begins
Initial Prototype Design
Initial Prototype

Payments

The development of the above listed deliverables will be done at a total price of 8.500USD

Payment shall split as follows:
•	20% upon issue of PO
•	70% upon completion of Preliminary Design Review
•	10% upon delivery of initial prototype

Notes:

In case the project is terminated prematurely, Advanced Ventures Corporation will pay 50% of the remaining balance upon termination notice.
The Down-payment will be made immediately upon approval of Advanced Ventures Corporation of the project.

Terms

➢	Payment in NIS plus VAT
➢	Payment conditions NET.

/s/ Eyal Artsiely	/s/Advanced Ventures Corp.
Eyal Artsiely	Advanced Ventures Corp.